Exhibit 99.1

Sucampo Pharmaceuticals Reports Results for the First Quarter of 2009

BETHESDA, Md.--(BUSINESS WIRE)--May 7, 2009--Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today reported its consolidated financial results for the quarter ended March 31, 2009.

Financial Highlights:

  Product royalty revenue from sales of Amitiza® (lubiprostone) in the U.S. for the first quarter 2009 were $8.9 million, an increase of $2.8 million, or 47.1%, compared to $6.1 million during the prior year period.
  Sucampo reported a net loss of $1.8 million, or $0.04 per diluted share, in the first quarter of 2009. This compares with net income of $0.5 million, or $0.01 per diluted share, in the prior year period, which included a tax benefit of $5.6 million.
  The loss/income before income taxes for each of Sucampo’s wholly-owned subsidiary companies for the first quarter of 2009 was: a pre-tax income of $1.1 million from Sucampo Pharma Americas (SPA); a pre-tax loss of $0.5 million from Sucampo Pharma Europe (SPE); and, a pre-tax loss of $2.0 million from Sucampo Pharma, Ltd. (SPL). These results compare with losses before income taxes at the operating companies for the first quarter of 2008 of $2.9 million, $1.8 million and $0.4 million, respectively.
  Sucampo's cash, cash equivalents and short and long-term investments increased to $130.5 million as of March 31, 2009 from $121.5 million at December 31, 2008, primarily due to the $10.0 million upfront payment received upon signing an agreement with Abbott for Amitiza in Japan.

Operational Update:

  Agreement with Abbot Japan Co. Ltd. - On February 19, 2009 Sucampo entered into a license, commercialization and supply agreement with Abbott Japan Co. Ltd., for Amitiza in Japan for the treatment of chronic idiopathic constipation (CIC). Under this agreement:
  Sucampo received an upfront payment of $10.0 million and is entitled to receive additional milestone payments based on achieving specified development and commercialization goals. This milestone will be recognized over the CIC development period on a percentage-of-completion basis.
  Abbott is responsible for all commercialization expenses and efforts and Sucampo has a right to co-promote and is responsible for all development expenses under the contract.
  Abbott also received the right of first refusal to any additional indications for which lubiprostone is developed in Japan.
  Based on the results from a phase 2b dose-ranging study of lubiprostone for CIC in Japanese patients, that were reported in September 2008, Sucampo plans to initiate two phase 3 clinical trials for CIC in Japan during the second quarter of 2009.
  Rescula Agreement - On April 23, 2009, Sucampo entered into agreements with R-Tech Ueno Ltd. (RTU), of Tokyo, Japan, a related party, to acquire development and commercialization rights to Rescula® (unoprostone isopropyl) as well as to supply finished product in the United States and Canada.
  Rescula is approved by the U.S. Food and Drug Administration for the treatment of open-angle glaucoma and ocular hypertension. Sucampo plans to re-launch Rescula in the United States for these indications in 2010.
  Sucampo believes that Rescula has also the potential to be a treatment for dry age-related macular degeneration (dry AMD) and plans to initiate a phase 2 clinical trial of Rescula for dry AMD in 2010.
  Sucampo holds the right to develop Rescula for additional indications at its own expense and has the right of first refusal to commercialize in the U.S. and Canada any additional indications for which Rescula is developed by RTU.
  Sucampo made an upfront payment of $3.0 million to RTU and is responsible for up to $5.5 million in additional payments based on the achievement of specified development and sales milestones. The upfront payment will be capitalized and amortized over the estimated term of the license agreement.
  Sucampo completed enrollment in its phase 2 trial of cobiprostone for non-steroidal anti-inflammatory drug (NSAID)-induced ulcers and expects to report efficacy data from this trial in mid-2009.
  Sucampo confirmed that it expects results from its two pivotal phase 3 efficacy trials of lubiprostone for the treatment of opioid-induced bowel dysfunction (OBD) in mid-2009, and additional data from the follow-on extension safety study by the end of 2009.

“Each of the agreements we entered into this year represent a key element of Sucampo’s overall growth strategy. The Abbott agreement opens an additional market for one of our proprietary products and the RTU agreement adds an FDA-approved product to our portfolio. In addition, both agreements provide opportunities to develop new indications for Amitiza and Rescula, two prostone-based products,” said Ryuji Ueno, M.D., Ph.D., Ph.D., Co-Founder, Chairman and Chief Executive Officer.

Financial Results

Total revenues for the first quarter of 2009 were $15.5 million, an increase of $1.9 million or 14.5%, from $13.6 million for the first quarter of 2008. The key components of the changes in total revenues are:

  Product royalty revenue during the first quarter of 2009 increased to $8.9 million from $6.1 million in the prior year period which reflects the increased growth in Amitiza sales.
  Research and development (R&D) revenue for the first quarter of 2009 decreased to $5.5 million from $6.1 million from the prior year period primarily due to reduced revenue recognized with respect to the pediatric, renal, hepatic and OBD trials for Amitiza funded by Takeda. This decrease was partially offset by $0.4 million revenue recognized from the initial upfront payment of $10.0 million received from Abbott, which represented the first research and development revenue generated by our Japan-based subsidiary.

Total operating expenses during the first quarter of 2009 were $18.0 million, a decrease of $1.3 million or 6.8%, from $19.3 million during the first quarter of 2008. The key components of the changes in operating expense are:

  R&D expenses during the first quarter of 2009 were $10.0 million, a decrease of 11.2%, from $11.2 million during the prior year quarter. The decrease was primarily attributed to the $2.5 million of costs incurred in 2008 in connection with the regulatory filings in Europe. This decrease was offset in part by an increase in costs for ongoing clinical and pre-clinical development programs of Amitiza, cobiprostone and SPI-017 during the first quarter of 2009.
  General and administrative expenses during the first quarter of 2009 were $3.5 million, an increase of $0.3 million, or 9.1%, from $3.2 million during the prior year quarter, primarily due to an increase in legal and consulting fees, which were associated with the recent business transactions offset in part by the reduction in other consulting expenses.
  Selling and marketing expenses during the first quarter of 2009 were $2.5 million, a decrease of $0.3 million, or 11.8%, as compared to $2.8 million during the first quarter of 2008, primarily resulting from improved efficiencies in marketing and promotional programs of Sucampo’s sales force.
  Product royalty expenses during the first quarter of 2009 were $1.6 million as compared to $1.1 million for the prior year period in proportion to the growth of the product royalty revenue.
  Milestone royalty expenses were $0.5 million, representing 5% of the $10.0 million upfront payment received from Abbott during the first quarter of 2009, compared with $1.0 million for the prior year period, representing milestone royalty payment in connection with the regulatory filings in Europe.

Total non-operating income during the first quarter of 2009 increased by $0.4 million, or 73.4%, to $1.1 million from $0.7 million for the first quarter of 2008. The increase was attributable primarily to foreign exchange gains offset by a reduction of interest income due to lower prevailing interest rates earned by Sucampo’s investments.

Income tax - Sucampo recorded an income tax provision of $0.4 million for the first quarter 2009 as compared to a tax benefit of $5.6 million for the first quarter of 2008. The tax benefit in the first quarter of 2008 was primarily due to a discrete release of U.S. deferred tax asset valuation allowances and a reduction in the estimated effective tax rate for 2008 based on the projected milestone and product royalty income. As of March 31, 2009, SPE and SPL have $5.0 million and $1.2 million, respectively, of net operating losses, for which the deferred tax assets are fully reserved.

The financial results of Sucampo’s wholly owned subsidiaries, which operate in different geographical regions of the world, continue to reflect the varying stages of development of the three subsidiaries:

  SPA, which operates in the United States, recorded income before taxes of $1.1 million for the first quarter of 2009 compared to a loss before taxes of $2.9 million in the first quarter of 2008.
  SPE reported a loss before taxes of $0.5 million for the first quarter of 2009 compared to a loss before taxes of $1.8 million in the first quarter of 2008. The 2008 pre-tax loss at SPE, our European subsidiary, resulted primarily from expenses incurred in 2008 in connection with our European regulatory filings.
  SPL, which operates in Japan, reported a loss before taxes of $2.0 million in the first quarter of 2009 as compared to a loss before taxes of $0.4 million during the first quarter of 2008. These losses reflect the ongoing investment to plan and implement a phase 3 clinical program for Amitiza in Japanese patients, an ongoing phase 1 trial of SPI-017 for peripheral arterial disease and ongoing preclinical programs for other prostone-based compounds. As of March 31, 2009, approximately $9.6 million is recorded as deferred revenue out of a $10.0 million upfront payment received from Abbott earlier in the quarter.

Sucampo’s consolidated cash, cash equivalents and investments totaled $130.5 million at March 31, 2009 as compared with $121.5 million at December 31, 2008. The Company has no debt as of March 31, 2009.

Company to Host Conference Call Today

Sucampo management will host a conference call today, May 7, 2009 at 5:00 pm Eastern Time to discuss these results. To participate on the live call, please dial 800-383-7998 (domestic) or +1-617-597-5329 (international), and provide the participant passcode 32716473, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or +1-617-801-6888 (international), with the passcode 32867202.

A live and archived audio webcast of the call will be available via the "For Investors" page of the Sucampo Pharmaceuticals website, www.sucampo.com. Please dial in or log on through Sucampo Pharmaceuticals' website approximately 10 minutes prior to the scheduled start time.

About Sucampo Pharmaceuticals

Sucampo Pharmaceuticals, Inc., a biopharmaceutical company based in Bethesda, Maryland, focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which are bio-lipids that occur naturally in the human body, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and currently Director and Advisor, International Business Development.

Sucampo markets Amitiza (lubiprostone) 24 mcg in the U.S. for Chronic Idiopathic Constipation in adults and Amitiza 8 mcg in the U.S. to treat Irritable Bowel Syndrome with Constipation in adult women. Sucampo also is developing the drug for additional gastrointestinal disorders with large potential markets. In April 2009, Sucampo acquired rights to Rescula, an FDA-approved treatment for open-angle glaucoma and ocular hypertension. Sucampo plans to re-launch the drug in 2010, and to develop it for additional ophthalmic indications. In addition, Sucampo has a robust pipeline of compounds with the potential to target underserved diseases, inclusive of age-related diseases, affecting millions of patients worldwide. Sucampo Pharmaceuticals, Inc. conducts its operations through three wholly owned subsidiaries: Sucampo Pharma Europe, Ltd., located in the UK; Sucampo Pharma, Ltd., based in Japan; and, Sucampo Pharma Americas, Inc., based in Maryland, US. To learn more about Sucampo and its products, visit www.sucampo.com.

Amitiza is registered trademark of Sucampo Pharmaceuticals, Inc. and Rescula is a registered trademark used under license.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals, Inc. and its subsidiaries are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Forward-looking statements include statements about potential trial results, the potential utility of Amitiza and Rescula to treat particular indications and expected data availability, trial commencement and regulatory dates. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2008 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

(Financial Schedules Follow)

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)
	Three Months Ended March 31,
	2009	2008

Revenues:
Research and development revenue	$5,526	$6,110
Product royalty revenue	8,946	6,080
Co-promotion revenue	896	1,223
Contract and collaboration revenue	146	141
Total revenues	15,514	13,554

Operating expenses:
Research and development	9,965	11,216
General and administrative	3,455	3,167
Selling and marketing	2,512	2,848
Milestone royalties - related parties	500	1,031
Product royalties - related parties	1,590	1,081
Total operating expenses	18,022	19,343

Loss from operations	(2,508)	(5,789)

Interest income	312	642
Other income, net	822	12
Total non-operating income, net	1,134	654

Loss before income taxes	(1,374)	(5,135)
Income tax (provision) benefit	(401)	5,640
Net (loss) income	$(1,775)	$505

Net (loss) income per share:
Basic net (loss) income per share	$(0.04)	$0.01
Diluted net (loss) income per share	$(0.04)	$0.01
Weighted average common shares outstanding - basic	41,844	41,733
Weighted average common shares outstanding - diluted	41,844	42,061

Comprehensive (loss) income:

Net (loss) income	$(1,775)	$505
Other comprehensive loss:
Unrealized loss on investments, net of tax effect	(65)	(840)
Foreign currency translation	(203)	330
Comprehensive loss	$(2,043)	$(5)

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share data)
	March 31,	December 31,
	2009	2008

ASSETS:
Current assets:
Cash and cash equivalents	$17,797	$11,536
Investments, current	103,257	93,776
Product royalties receivable	8,945	9,725
Unbilled accounts receivable	3,826	4,373
Accounts receivable	249	878
Prepaid and income taxes receivable	1,539	133
Deferred tax assets, net	413	963
Prepaid expenses and other current assets	3,209	3,641
Total current assets	139,235	125,025
Investments, non-current	9,494	16,222
Property and equipment, net	2,272	2,275
Deferred tax assets-noncurrent, net	4,225	4,026
Other assets	873	3,246
Total assets	$156,099	$150,794

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,763	$1,433
Accrued expenses	8,910	9,764
Deferred revenue - current	19,053	15,599
Total current liabilities	30,726	26,796
Deferred revenue, net of current portion	11,463	8,061
Other liabilities	2,047	2,147
Total liabilities	44,236	37,004

Commitments

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at March 31, 2009 and December 31, 2008; no shares issued and outstanding at March 31, 2009 and December 31, 2008	-	-

Class A common stock, $0.01 par value; 270,000,000 shares authorized at March 31, 2009 and December 31, 2008; 15,652,759 and 15,651,849 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	156	156

Class B common stock, $0.01 par value; 75,000,000 shares authorized at March 31, 2009 and December 31, 2008; 26,191,050 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	262	262

Additional paid-in capital	98,359	98,243
Accumulated other comprehensive income	86	354
Retained earnings	13,000	14,775
Total stockholders' equity	111,863	113,790

Total liabilities and stockholders' equity	$156,099	$150,794

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)
(in thousands, net of intercompany eliminations)

	United States	Europe	Japan	Consolidated

Three Months Ended March 31, 2009
Product royalty revenue	$8,946	$-	$-	$8,946
Research and development revenue	5,152	-	374	5,526
Other revenue	1,037	-	5	1,042
Total revenues	$15,135	$-	$379	$15,514
Total operating expenses	14,365	483	3,174	18,022
Other non-operating income (expenses), net	552	(13)	595	1,134
Income (loss) before income tax	$1,163	$(519)	$(2,018)	$(1,374)

Three Months Ended March 31, 2008
Product royalty revenue	$6,080	$-	$-	$6,080
Research and development revenue	6,110	-	-	6,110
Other revenue	1,364	-	-	1,364
Total revenues	$13,554	$-	$-	$13,554
Total operating expenses	16,834	1,838	671	19,343
Other non-operating income, net	605	24	25	654
Loss before income tax	$(2,861)	$(1,815)	$(459)	$(5,135)

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CONTACT:
Sucampo Pharmaceuticals, Inc.
Kate de Santis, 240-223-3834
kdesantis@sucampo.com
or
Westwicke Partners, LLC
John Woolford, 443-213-0506
john.woolford@westwickepartners.com